EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Navistar International Corporation:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-70979, 33-26847, 333-29301, 333-77781, 333-86756, 333-86754, 333-113896, 333-162266, 333-166273 and 333-186820) and on Form S-3 (Nos. 333-184565-01 and 333-187557-01) of Navistar International Corporation of our report dated December 16, 2014 with respect to the Consolidated Balance Sheets of Navistar International Corporation and subsidiaries as of October 31, 2014 and 2013, and the related Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income (Loss), Consolidated Statements of Stockholders’ Deficit, and Consolidated Statements of Cash Flows for each of the years in the three-year period ended October 31, 2014 and the effectiveness of internal control over financial reporting as of October 31, 2014, which report appears in the October 31, 2014 annual report on Form 10-K of Navistar International Corporation.
Our report dated December 16, 2014, on the effectiveness of internal control over financial reporting as of October 31, 2014, expresses our opinion that Navistar International Corporation did not maintain effective internal control over financial reporting as of October 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: A material weakness was identified and included in management’s assessment related to controls over the completeness and accuracy of underlying data used in the determination of significant estimates and accounting transactions.
/s/ KPMG LLP
Chicago, Illinois
December 16, 2014

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